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                                                                     EXHIBIT 5.1





                               September ___, 1999


Classic Cable, Inc.
515 Congress Avenue
Suite 2626
Austin, Texas  78701

Gentlemen:

         We have acted as counsel to Classic Cable, Inc. (the "Company") in connection with the Registration Statement on Form S-4 (the "Registration Statement") to be filed with the Securities Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of $150 million aggregate principal amount of 9 3/8% Senior Subordinated Notes due 2009 of the Company (the "Exchange Notes") to be offered and issued by the Company under an Indenture dated as of July 28, 1999 by and among the Company, the Guarantors named therein, and Chase Bank of Texas, National Association, as Trustee (the "Indenture").

         We have examined the Indenture, the global notes issued under the Indenture and such statutes, corporate records and documents, certificates of corporate and public officials and such other instruments and documents as we have deemed necessary or appropriate for the purposes of the opinions expressed herein.

         Based upon the foregoing and subject to the qualifications, assumptions and other statements set forth herein, we are of the opinion that, upon issuance thereof in the manner described in the Registration Statement, and when the Exchange Notes issued under the Indenture have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture in exchange for the 9 3/8% Senior Subordinated Notes due 2009, the Exchange Notes will be valid and binding obligations of the Company, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

         Except as otherwise stated below, the opinions expressed herein are based upon, and limited to, the laws of the State of Texas and the United States and the Delaware General Corporation Law,



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Classic Cable, Inc.
September ___, 1999
Page 2


and to case decisions reported as of this date under such laws, and to facts known to us on this date, and we do not undertake to provide any opinion as to any matter or to advise any person with respect to any events or changes occurring subsequent to the date of this letter.

         This opinion letter is intended solely for your benefit and the holders of the Exchange Notes.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this Firm under the heading "Legal Matters" in the Prospectus which is part of the Registration Statement.

                                      Very truly yours,

                                      WINSTEAD SECHREST & MINICK P.C.


                                      By:
                                          --------------------------------------
                                               For the Firm


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